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                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                   FILED 09:00 AM 02/27/1997
                                                      971066196 - 2188590




                            CROWN LABORATORIES, INC.

                                    AMENDED
                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES E PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)


        We, Craig Nash and Christopher Demetrie, the Chief Executive Officer and Secretary, respectively, of Crown Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY
CERTIFY:

        That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the said corporation, the Board of Directors adopted the following resolution increasing by 300 shares, its authorized shares of Series E Preferred Stock:

        "WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated Preferred Stock, comprising 5,000,000 shares (of which 999,000 shares of Series A Preferred Stock are authorized and no shares of Series A preferred Stock are currently outstanding, 999,000 shares of Series B Preferred Stock are authorized and no shares are outstanding, 300 shares of Series E Preferred Stock are authorized and 100 are outstanding, and 1,600 shares of Series D Preferred Stock are authorized and no shares are outstanding; and provides that such Preferred Stock may be divided into such number of series as the Board of Directors may determine, and authorized the Board of Directors to (i) determine and alter the powers, preferences, rights, qualifications, limitations and restrictions granted to and or imposed


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upon any series of Preferred Stock and (ii) fix the number of shares of any series of Preferred Stock and the designation of such series of preferred Stock.

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, this Board of Directors hereby amends the Certificate of Designation of Series E Preferred Stock by amending Section 1 as follows:

        Section 1: Designation and Amount. The shares of such series shall be designated as "Series E Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 600. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series E Preferred Stock.

        IN WITNESS WHEREOF, Crown Laboratories, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Craig Nash, its Chief Executive Officer, and attested by Christopher Demetzec, its Secretary, this 27th day of February 1997.

                                        By: /s/ CRAIG NASH
                                            -----------------------------
                                        Craig Nash,
                                        Chief Executive Officer

Attest:

By: /s/ CHRISTOPHER DEMETZEC
    -------------------------------
Christopher Demetzec, Secretary

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